Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SPORT CHALET, INC.

FIRST. The name of the corporation is Sport Chalet, Inc.

SECOND. The address of the corporation’s registered office in the State of Delaware is 203 NE Front Street, Suite 101, City of Milford, Kent County, Delaware 19963. The name of its registered agent at such address is Registered Office Service Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares which the corporation shall have authority to issue is 100 shares of Common Stock, and the par value of each of such shares is $0.01.

FIFTH. The board of directors of the corporation is expressly authorized to adopt, amend or repeal by-laws of the corporation.

SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

SEVENTH. The number of directors of the corporation shall be fixed from time to time pursuant to the bylaws of the corporation.

EIGHTH. Any action required or permitted to be taken by the holders of Common Stock of the corporation, including but not limited to the election of directors, may be taken by written consent or consents but only if such consent or consents are signed by all holders of Common Stock.